SERVICE CONTRACT

         THIS AGREEMENT is signed this 8th day of March, 1996, between ROCHESTER FUND MUNICIPALS (hereinafter referred to as the "Fund"), a Massachusetts business trust, having its principal place of business at 350 Linden Oaks, Rochester, New York 14625, and OPPENHEIMERFUNDS SERVICES (hereinafter referred to as "OFS"), a division of OppenheimerFunds, Inc., a Colorado corporation, having its principal place of business at 3410 South Galena Street, Denver, Colorado 80231.

                                   WITNESSETH:

         WHEREAS, OppenheimerFunds, Inc. (hereinafter referred to as "OFI") doing business as OFS, a division of OFI, is a registered transfer agent under
Section 17A(c)(1) of the Securities Exchange Act of 1934 and provides registrar and transfer agent, dividend and distribution disbursing agent, redemption agent, clearing agent and exchange agent and service agent services to mutual funds, and

         WHEREAS, the Fund desires that OFS perform certain registrar and transfer agency services for the Fund, as more specifically set forth in Schedule A to this Agreement.

         THEREFORE, the parties hereto agree as follows:

         1.       Services to be Performed by OFS

                  The services to be performed for the Fund by OFS are set forth in Schedule A to this Agreement, which Schedule is incorporated as part of this Agreement. OFS shall perform such services as registrar, transfer agent, dividend and distribution disbursing agent, redemption agent, clearing agent and exchange agent or as service agent for the Fund.

         2.       Fees and Expenses

                  A. For performance by OFS pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios of the Fund to pay OFS the annual basic charge for each shareholder account and the out-of pocket expenses incurred by OFS as set out in Schedule B attached hereto.

                  B. The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice.

                  C. After the third year anniversary of this Agreement, OFS may increase the fees and charges set forth on the attached fee schedule in the following circumstances:

                  (i) At any time but no more than once a year, OFS may, upon at least ninety (90) days prior written notice, increase its fees or charges to the Fund or change the manner of payment;

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                  (ii)  Irrespective of (i) above, for new Fund features that are not consistent with OFS's current processing requirements; and

                  (iii) Irrespective of (i) above, if changes in existing laws, rules or regulations: (a) require substantial system modifications or (b) increase cost of performance hereunder.

                  In the event of (i) above, if the Fund does not agree to the revised fees and charges or manner of payment, the Fund shall notify OFS thereof in writing (the "Refusal Notice") within thirty (30) days of receipt of OFS's notice. If the parties are unable to agree to a rate or manner within the next thirty (30) days after OFS's receipt of the Refusal Notice, this Agreement shall terminate ninety (90) days from the date on which OFS received the Refusal Notice.

                  In the event of (ii) above, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

                  In the event of (iii) above, fees shall increase by the amount necessary, but not more than such amount, to reimburse OFS for the cost of developing or acquiring the new software to comply with regulatory changes and for the increased cost of operating its shareholder system.

         3.       Effective Date and Term.

                  This Agreement shall become effective on the Conversion Date, shall supersede any prior agreements among the parties hereto relating to the subject matter hereof, and shall continue in full force and effect until terminated by any party upon six months' prior written notice of termination addressed to all other parties. The Conversion Date shall be the close of business on March 8, 1996, or such other date as the parties may agree to for OFS to assume the functions of transfer agent for the Fund pursuant to the terms herein.

         4.       Standard of Care.

                  OFS will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel and facilities as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any statute, rule or regulation pertaining to investment companies and any time requirements set forth in the then-current prospectus of the Fund. OFS shall promptly correct any error or omission made by it in the performance of its duties hereunder provided that it shall have received notice in writing of such error or omission and any necessary substantiating data or has otherwise become aware of such error or omission. In effecting any such corrections, OFS shall take all reasonable steps necessary to trace and to correct any related errors or omissions, including, without limitation, those which might cause an over-issue of the Fund's shares and/or the excess payment of dividends or distributions. The allocable costs of corrections shall be charged to the

Fund and the liability of OFS under this Section shall be subject to the limitations provided in Section 9 hereof.

         5.       Records Retention and Confidentiality.

                  OFS shall keep and maintain on behalf of the Fund all records which the Fund or its transfer agent is, or may be required, to keep and maintain pursuant to any applicable statutes, rules and regulations relating to the maintenance of records in connection with the services to be performed hereunder. OFS also shall maintain, for a period of at least 6 years, all records and documents which may be needed or required to support or document the actions taken by OFS in its performance of services hereunder. OFS recognizes and agrees that all such records and documents (but not the computer data processing programs and any related documentation used or prepared by, or on behalf of, OFS for the performance of its services hereunder) are the property of the Fund; shall be open to audit or inspection by the Fund or its agents during OFS's normal business hours; shall be maintained in such fashion as to preserve the confidentiality thereof and to comply with applicable federal and/or state laws and regulations; and shall, in whole or any specified part, be surrendered and turned over to the Fund or its duly authorized agents at any time upon OFS's receipt of an appropriate written request.

         6.       Clearing Accounts.

                  The Fund shall open and/or maintain such bank account or accounts as shall reasonably be required by OFS for controlling payments, the disbursement of dividends, capital gains distributions and share redemption payments pursuant to the provisions hereof, and any other accounts deemed necessary by OFS or the Fund to carry out the provisions of this Agreement, with a bank or banks selected by OFS with the prior approval of the Fund's Board. Such account may be an omnibus account used for all Funds for which OFS or one of its subsidiaries acts as transfer agent. The Fund shall authorize officers or employees of OFS to act as authorized signatories to disburse funds held in such accounts. OFS shall be accountable to the Fund for the management of such accounts by OFS (and the funds at any time on deposit therein).

         7.       Reports.

                  OFS will furnish to the Fund, at the Fund's cost, and to such other persons or parties as are designated herein or shall be designated in writing by an authorized officer of the Fund, such reports at such times as are required for the performance of the services referred to in Schedule A.

         8.       Indemnification of OFS and OFI.

                  The Fund shall indemnify OFS and OFI and hold OFS and OFI and each of their officers, directors, employees and agents harmless from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses arising from or relating to any action taken or omitted to be taken by it in good faith or as a result of ordinary negligence in reliance upon:

                  (a) The authenticity of any letter or any other instrument or communication reasonably believed by it to be genuine and to have been properly made or signed by an authorized officer or agent of the Fund or by a shareholder or the authorized agent of a shareholder, as the case may be and which complies with the terms of this Agreement which pertain thereto;

                  (b) The accuracy of any records or information provided to it by the Fund except to the extent the same may contain patently obvious errors or omissions;

                  (c) Any certificate by an authorized officer of the Fund or any other person authorized by the Fund's Board as conclusive proof of any fact or matter required to be ascertained by OFS hereunder;

                  (d) Instructions at any time given by an authorized officer of the Fund with respect to OFS's duties and responsibilities hereunder, including, as to legal matters pertaining to the performance of its duties hereunder, such advice or instructions as may be given to OFS by the Fund's general counsel or any legal counsel appointed by such counsel or by any authorized officer of the Fund;

                  (e) Instructions regarding redemptions, exchanges or other treatment of the shares of the Fund, together with all dividends and capital gain distributions thereon and any reinvestment thereof, held or shown to the credit of any shareholder account, if such instructions satisfy the requirements of the Fund as contained in its then current prospectus, or the Fund's policies or as communicated in writing to OFS, its subcontractors or agents by the Fund; or

                  (f) The advice or opinion of legal counsel furnished to OFS pursuant to Section 10 hereof.

9.       Limitations of OFS's and OFI's Liability.

                  In addition to the limitations on OFS's and OFI"s liability stated in Sections 8 and 10 hereof, neither OFS nor OFI assumes any liability hereunder and shall not be liable hereunder for any damage, loss of data, delay or other loss caused by circumstances or events beyond its control which it could not reasonably have anticipated. OFS shall not have any liability beyond the insurance coverage it has obtained for loss or damage arising from its own errors or omissions, except to the extent such errors or omissions are attributable to gross negligence or purposeful fault on the part of OFS, its officers, agents and/or employees; and in no event will

OFS be liable to the Fund for punitive damages. The Fund shall indemnify and hold OFS and OFI harmless from and against any liabilities and defense expenses arising by reason of claims of third parties, based on errors or omissions of OFS, which are greater in amount than the limitations of liability described above, except to the extent such errors or omissions are attributable to gross negligence or purposeful fault on the part of OFS, its officers, directors, agents and/or employees.

         10.      Legal Advice and Instructions.

                  OFS at any time may request instructions from any authorized officer of the Fund with respect to the performance of its duties and responsibilities hereunder and may consult with counsel for the Fund or counsel of its own choosing, who is acceptable to the Fund, relative to any such matter and shall not be liable hereunder for any action taken or omitted by it in good faith in accordance with such instructions or with an opinion of such counsel or of counsel appointed by an authorized officer of the Fund to deal with inquiries or requests for instructions by OFS. Nothing in this section shall be construed as imposing upon OFS any obligation to seek such instructions or counseling or to act in accordance with such instructions or counsel.

         11.      Documents and Information.

                  As soon as feasible prior to the effective date of the Agreement, and if not heretofore provided, the Fund will supply to OFS a statement, certified by the treasurer of the Fund, stating the number of shares of the Fund authorized, issued, held in treasury, outstanding and reserved as of such date, together with copies of specimen signatures of the Fund's officers and such other documents and information, including without limitation the then-current prospectus of the Fund, which OFS may determine in its reasonable discretion to be necessary or appropriate to enable it to perform the services to be performed hereunder, and the Fund thereafter will supply all amendments or supplemental documents with respect thereto as soon as the same shall be effective or available for distribution. The Fund assumes full responsibility for the preparation, accuracy, content and clearance of its prospectus under federal and/or state securities laws and any rules or regulations thereunder. If the Fund shall make any change in its prospectus affecting the services and functions to be performed by OFS hereunder, such additional services and functions shall be deemed to be incorporated in Schedule A.

         12.      Additional Funds.

                  In the event that the Fund established one or more series of shares in addition to the Rochester Fund Municipals Portfolio with respect to which it desires to have OFS render services as transfer agent under the terms hereof, it shall so notify OFS in writing, and if OFS agrees in writing to provide such services, such series of shares shall become a Portfolio hereunder.


         13.      Termination.

                  This Agreement may be terminated by any party only upon written notice as provided in Section 3 hereof, except that the Fund may terminate this Agreement without prior notice to preserve the integrity of its shareholder records from material and continuing errors and omissions on the part of OFS. In the event of any termination, OFS will provide full cooperation, assistance and documentation within its capabilities as shall be necessary or desirable, in the reasonable judgment of the Fund, to ensure that any transfer of the duties and responsibilities of OFS is accomplished with maximum efficiency and with minimum cost and disruption to the Fund's activities. Such cooperation will include the delivery of all files, documents and records used, kept or maintained by OFS in the performance of its services hereunder (except records or documents destroyed when consistent with the provisions hereof or with the approval of the Fund or which relate solely to the documentation of the computer data processing programs of OFS) together with, in machine-readable form, such of the Fund's records as may be maintained by OFS in a form other than written form, as well as such summary and/or control data relating thereto used by or available to OFS as may be requested by the Fund. The cost of all such termination services on the part of OFS shall be paid by the Fund without prejudice, however, to the rights of the Fund to recover any amounts so paid in the event that OFS shall be liable to the Fund under Section 9 hereof. In the course of its performance of the services set forth in Schedule A hereto, as such services may from time to time be modified or amended, OFS will enter into leases for equipment. If this Agreement is terminated by the Fund, and if, as a result of such termination, such equipment specifically leased by OFS to perform such services can no longer be utilized economically by OFS in its performance of services for any other entities with which OFS has continuing transfer agency or other service contracts, OFS may in its discretion cancel such leases. However, the Fund shall not have any responsibility for termination penalties, if any, which may be payable under the terms of such equipment leases, unless otherwise agreed by the Fund prior to the time such lease is entered into.

         14.      Notices.

                  Any notice hereunder shall be sufficiently given when sent by registered or certified mail, return receipt requested, to any party hereto at the address of such party set forth above or at such other address as such party may from time to time specify in writing to the other parties.

         15.      Construction; Governing Law.

                  The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed and interpreted under and in accordance with the laws of the State of New York applicable to contracts made and to be performed in that state.

         16.      Assignment; Delegation.

                  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns, including without limitation, any successor to any party resulting by reason of corporate merger or consolidation; provided however that this Agreement and the rights and duties hereunder shall not be assigned by any of the parties hereto except upon the specific prior written consent of all parties hereto.

                  OFS may, without further consent on the part of the Fund, subcontract for the performance hereof with any entity which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, provided, however, that OFS shall be as fully responsible to the Fund for the acts and omissions of any subcontractors or agent as it is for its own acts and omissions.

                  OFS may enter into written agreements with sub-transfer agents, third party administrators and other similar clearing firms which permit OFI to maintain an omnibus account in the name of the shareholder of record with the individual beneficial owners of the account being serviced by a sub-transfer agent, third party administrator or other similar clearing firm. Such agreements shall comply with the criteria and parameters approved and adopted from time to time by OFI and by the Board of the Fund.

         17.      Interpretive Provisions.

                  OFS and the Fund may agree from time to time in writing on provisions interpretative of, or supplemental to, the provisions of this Agreement.

         18.      Other Agreements.

                  This Agreement shall not preclude the Fund from entering into transfer agency agreements or sub-transfer agency agreements with others.

         19.      Disclaimer of Liability.

                  OFS understands and agrees that the obligations of the Fund under this Agreement are not binding upon any shareholder of the Fund or member of its Board of Trustees personally, but only the Fund and the Fund's property; OFS represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming liability for acts or obligations of the Fund.

         20.      Severability.

                  If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then such clause or provision shall be considered severed herefrom, and the remainder of this Agreement shall continue in full force and effect.

         21.      Entire Agreement.

                  Except as otherwise provided herein, this Agreement, including Schedule A and Schedule B annexed hereto, constitutes the entire and complete Agreement between the parties hereto relating to the subject matter hereof; supersedes and merges all prior contracts and discussions between the parties hereto; and may not be modified or amended except by written document signed by all parties hereto against whom such modification or amendment is to be enforced.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                            OPPENHEIMERFUNDS  SERVICES   (a
                                            division of OppenheimerFunds,Inc.)

ATTEST:


/s/ George C. Bowen                 By:/s/Barbara Hennigar
                                          Barbara Hennigar, President and Chief
                                            Executive Officer


                                            ROCHESTER FUNDS MUNICIPALS

ATTEST:


/s/George C. Bowen                          By:/s/ Andrew J. Donohue
                                            Andrew J. Donohue, Secretary

                                   SCHEDULE A

                                SERVICE CONTRACT

                              SCHEDULE OF SERVICES

         To the extent that a Fund's then-current Prospectus requires the following services, and to the extent that such services are not, or may not hereafter be, provided by broker-dealers or other financial institutions with respect to accounts for which such broker-dealer or financial institution provides services in connection with the distribution of that Fund's shares, OppenheimerFunds Services ("OFS") shall do the following:

I.       Registrar of Fund Shares

1. Register and control the issuance of full and/or fractional shares of each Class of Shares of the Fund either for payment of applicable net asset value or upon surrender of an equivalent number of shares for transfer, or for reinvestment of dividends or capital gains distributions and, in connection therewith, maintain appropriate records (which may include the shareholder accounts referred to below) recording the issuance, transfer and redemption of all outstanding shares of each Class of Shares of the Fund, showing all shares of each Class of Shares of the Fund issued and represented by outstanding certificates, and showing issuance of all uncertificated shares of the Fund; prepare entries to transfer redeemed or repurchased shares to the Fund's treasury share account or, if applicable, cancel such shares for retirement; retain records of issuance of new certificates for lost or stolen certificates or for cancellation of lost or stolen certificates, and the indemnity bonds furnished by shareholders in connection therewith.

2. Maintain daily balance controls for the issuance and redemption of shares as well as all cash receipts and disbursements handled on behalf of the Fund.

3. Furnish to the Fund such information as it may request for preparation of filings with federal and state authorities.

II.      Shareholder Accounts

1. Open new accounts upon receipt of properly executed instructions from a dealer or the Fund's Distributor, a properly completed and signed account application, exchange application or request for transfer of an existing account, or properly authorized telephone exchange or redemption instructions, and maintain current records for all new and existing categories of shareholder accounts described in the then-current Prospectus of the Fund, showing as to each registered owner (to the extent such information is available or obtainable):

               a.   Name(s) and address(es), with zip code;

               b.   Category of account and taxpayer identification number;

               c. Dealer and/or any representative affiliated with the account;

              d. Number of shares currently registered;
              e. Account transaction history, including records of initial and additional purchases, transfers and redemptions, surrender of certificates, dividends and other distributions, and related tax information;

              f. Identification of any certificate(s) issued and the number of shares evidenced by each such certificate;

            g. Shares held in escrow against performance of any obligation; and

              h. Identification of account using the broker's identification.

2.Maintain files containing account applications, requests or other correspondence from or on behalf of shareholders, as well as copies of all responses thereto.

3. Process all changes or corrections to a shareholder's registration and address records authorized orally or in writing by or on behalf of the shareholder.

4. Process such reinvestments of the proceeds of a redemption of Fund shares as may properly have been elected by a shareholder pursuant to a privilege described in the then-current Prospectus of the Fund.

5. Process investments in shares of the Fund at its then-current net asset value as may properly be requested by a shareholder of any of the other investment companies having such privilege as described in the then-current Prospectus of the Fund or information supplied to OFS by the Fund.

6. Prepare and transmit by mail to the affected shareholder a statement/confirmation of all transactions affecting the account of such shareholder including initial and additional purchases, reinvestments of dividends and distributions, adjustments, exchanges, transfers to and from the account and redemptions of all kinds.

7. Maintain records when made available to OFS according to properly executed and authorized instructions relating to rights of accumulation, letters of intent and other special pricing provisions including, without limitation, group purchase plans and minimum account sizes.

8. Record and maintain the amount of pre-authorized or automatic investments, including the shareholder's bank account number and time periods for such investments; and draw the authorized investment amount from the shareholder's bank account at the specified time periods and issue shares with respect to such investments.

9. Maintain records of special account instructions such as wire/telephone redemption or exchange authorizations.

10.Retain records and amounts of payment items (including interest, dividends, distributions and redemption proceeds) that are returned undelivered and undeliverable from investors' addresses and maintain such records in accordance with applicable regulations; and invest such amounts, in accordance with the terms of the Fund's then-current Prospectus, for the benefit of the shareholder(s) of record.

11. Reconcile account data for account information transmitted by magnetic tape by broker-dealers maintaining shareholder accounts in nominee name and perform other services enumerated hereunder to the extent required for such accounts.

12. Process new and additional payments made by shareholders for investment at their current offering price.

13. Maintain records required under Rule 17Ad-10(e) under the Securities Exchange Act of 1934.

III. Redemptions and Automatic Withdrawals

1. Receive and ascertain the adequacy of all redemption requests on the basis of the requirements set forth in the then-current Prospectus of the Fund and the Fund's policies to the extent applicable from time to time and otherwise in accordance with the generally accepted practices of transfer agents.

2.    Adjust a shareholder's account to reflect the number of shares redeemed.

3. Requisition from the Fund's custodian and remit the properly-computed amount of the proceeds of each redemption to, or as directed by, individual shareholders pursuant to appropriately-executed written instructions or appropriately-submitted redemption requests by wire or telephone in the case of shareholder accounts having appropriate authorization on file (including payment to one or more of the other investment companies with which the Fund permits exchanges in the case of an exchange of investments).

4. On accounts for which periodic withdrawals are specified in a properly-executed account application:

     a. Redeem shares sufficient for the amounts of the specified withdrawals at the specified time period; and

     b. Receive and remit the proceeds of such redemption in like manner to other redemptions.

IV.      Payment of Interest, Dividends and Distributions

1. Upon receipt of properly-executed instructions from the Fund upon declaration of any dividend and/or distribution, compute and credit the accounts of all shareholders electing to reinvest dividends and/or distributions with the proper number of whole and fractional shares, computed as of the reinvestment date and price specified by the relevant resolution of the Fund's trustees for such dividend or distribution; and compute for all other shareholders of record, on the ex-dividend date specified by such resolution, the dollar amount payable in cash in respect of such dividend or distribution.

2. Requisition from the Fund's custodian and remit the properly-computed amounts of dividends or distributions payable in cash to shareholders electing such payment or as directed by individual shareholders pursuant to appropriately-executed written instructions; and prepare and mail share certificates for reinvested amounts to shareholders electing to receive certificates for shares.

3. Adjust the amount of dividend or distribution payments for accounts having unsettled investments or repurchases as of the record date with appropriate accounting adjustments to the Fund's distribution accounts and remittances to its custodian.

4.       Reconcile dividends and distributions with the Fund.

V.       Issuing and Accounting for Certificates

1.       Safekeep and account for blank certificate forms.

2. Prepare, issue and mail certificates for full shares on request or according to permanent account instructions as provided in the Fund's then-current Prospectus, provided that sufficient deposit shares are available in the shareholder's account and proper authorization is received.

3. Receive certificates properly endorsed for transfer which are returned for deposit to a shareholder's account and, provided there is no stop-transfer or cancellation order pending relative to the specific certificate, make appropriate adjustments to the shareholder's account.

4. Physically cancel and otherwise account for certificates returned and deposited.

5. Keep and maintain certificate transcript records reflecting the issuance and holder of all outstanding certificates as well as all stop-transfers, cancellations and deposits of certificates.

6. Handle the replacement of lost certificates upon applications meeting the requirements of the Fund's then-current insurance coverage or, in the event such insurance is not obtainable, the instructions of the officers of the Fund or its counsel.

7. Receive and deal with stop-transfer instructions in accord with the generally-accepted practices of transfer agents.

VI.      Recapitalization or Capital Adjustment

1. In the case of any negative share split, recapitalization or other capital adjustment requiring a change in the form of share certificates of any Class, OFS will, in the case of accounts represented by uncertificated shares, cause the account records to be adjusted, as necessary, to reflect the number of shares held for the account of each such shareholder as a result of such change, or, in the case of shares represented by certificates, will issue share certificates in the new form in exchange for, or upon transfer of, outstanding share certificates in the old form, in either case upon receiving:

         a. A Certificate authorizing the issuance of share certificates in the new form;

         b. A certified copy of any amendment to the Company's Articles of Incorporation with respect to the change;

         c. Specimen share certificates for each class of shares in the new form approved by the Board of the Company, with a Certificate signed by the Secretary of the Company as to such approval; and

         d. An opinion of counsel for the Fund or the Company with respect to the matters set forth in Section 13 of the Service Contract as to such shares.

2. The Company shall furnish OFS with a sufficient supply of blank share certificates in the new form, and from time to time will replenish such supply upon the request of OFS. Such blank share certificates shall be properly signed by Officers of the Company authorized by law or the By-Laws to sign share certificates and, if required, shall bear the Company's seal or facsimile thereof.

VII.     Escrowing of Shares

1. Earmark and hold escrowed shares in a shareholder's account to secure compliance with executed letters of intent or for other purposes as provided in authorization instructions.

2. Pay dividends and distributions to the registered owner, or reinvest such dividends and distributions, on shares held in escrow.

3. Release or redeem shares held in escrow in accordance with appropriate instructions.

VIII.    Transfers

1. Respond to or process transfer instructions received by or on behalf of the registered owners of shares in accordance with the generally-accepted practices of transfer agents and any requirements set forth in the Fund's then-current Prospectus.

2. Pass upon the adequacy of documents submitted, prepare any documents required, and effect the transfer of shares to a shareholder account for the transferee, including the establishment of the new account.

IX.      Exchanges

1. Receive and process exchanges in accordance with  duly-executed or telephonic
exchange   authorizations  which  comply  with  the  provisions  of  the  Fund's then-current Prospectus.

2. Establish, if necessary, a shareholder's account and register the new shares in accordance with duly executed or telephonic exchange instructions.


X.       Shareholder Communications

1. Maintain appropriate logs and other controls of all shareholder communications reflecting the promptness with which they are handled and the number of unresolved questions, inquiries and complaints outstanding at any time.

2. Receive and answer promptly all correspondence, telephone calls, or other inquiries from or on behalf of shareholders concerning the administration of their accounts. In the case of individual inquiries with respect to shares held in broker "street-name" accounts for the broker's customer, refer such inquiry to the appropriate broker for response, providing such information to such broker as OFS may reasonably ascertain from its records with respect thereto.

3. Refer to the Company's investment adviser or Distributor questions or matters related to their functions.

4. Prepare such reports and summaries of shareholder communications as may be requested by the Company's officers for the preparation of reports to the Company's Board and appropriate regulatory authorities.

5. Attempt to collect or engage other agents or attorneys to collect on behalf of the Fund or the Company the amount of any over-payment or erroneous payment to a shareholder or other person by the Fund.

XI.      Handling of Proxies

1. In accordance with instructions by an officer of the Company, prepare proxy cards for each shareholder of record as of the date specified by a resolution of the Company's Board providing for a meeting of its shareholders.

2. Mail to each shareholder of record, at the address shown in the shareholder records of the Fund kept pursuant hereto (or as directed by the respective broker as to broker transmission accounts), a completed proxy card together with such other written material, including notices of the meeting and proxy statements, as may be supplied for that purpose by the Fund.

3. Furnish to the Fund a list of shareholders eligible to vote at the meeting, showing address of record and shares held together with an affidavit or other appropriate certificate of the mailing referred to above.

4. Receive and tabulate proxies, furnishing the Fund with a properly-certified report of such tabulation.

XII.     Annual and Other Reports

1. Process the mailing of such prospectuses and annual, semi-annual, or quarterly reports as shall be received from the Fund for that purpose and coordinate such mailings to appropriate categories of shareholders.

2. Prepare and mail to shareholders appropriate periodic statements of their accounts as contemplated by this Agreement.

3. Insert such other material with regular shareholder mailings as may be requested and furnished by the Fund.

4. Prepare and forward to the Fund such daily, periodic or special reports concerning shareholder records and any other functions performed pursuant to this schedule of services as may be requested by an officer of the Fund.

XIII.  Tax Matters

1. Prepare and file with the I.R.S. such Federal information returns with respect to Fund shareholders as may be specified by the I.R.S. from time to time and mail copies thereof to shareholders.

2. Prepare and file appropriate Federal information returns and pay Federal income taxes withheld from distributions made to non-resident aliens.

3. Prepare magnetic tapes for brokers to determine taxable accruals as to broker transmission accounts to enable brokers to prepare appropriate information returns.

4.  Pay  Federal  income  taxes  withheld  from  dividends,   distributions  and
redemptions made to shareholders; process and retain records of withholding exemption certificates filed by shareholders.

5. Comply with backup withholding and taxpayer identification requirements issued by the I.R.S. which are applicable to transfer agents.

                            ROCHESTER FUND MUNICIPALS
                                SERVICE CONTRACT
                                   SCHEDULE B

                                  FEE SCHEDULE

The Transfer Agent will provide the transfer agent services listed in the Service Contract for the Fund at the rate set forth below:

Annual Per Account Fee*:
Class A - $19.71

Out -of-Pocket Expenses:

Out-of-pocket expenses may be incurred by either the Fund or the Transfer Agent and are not included in the annual Transfer Agent Fees. Those out-of-pocket expenses directly incurred by the Transfer Agent will be billed to the Fund on a monthly basis. These out-of-pocket expenses include, but are not limited to the printing of forms, envelopes, postage for the shareholder mailings, equipment and system access costs, post-conversion research on pre-conversion transactions performed by the former transfer agent and billed to the successor transfer agent, overnight express mail charges, extraordinary items, check signature plates and stamps, and programmer/analyst and testing technician time beyond that agreed to in writing. Bank charges and earnings credit will be billed directly to the Fund by Bank of Boston (or other banks). The Transfer Agent may require the prior payment of anticipated out-of-pocket expenses, from time to time.

Conversion Costs:

The Transfer Agent shall be responsible for its costs and expenses relating to the initial conversion. The Fund shall be responsible for its costs and expenses, including but not limited to the charges of the former transfer agent.

*Based on the number of accounts in existence at the end of the month, by fund, and payable weekly based on estimates.